Contacts:
                    AVE:                                Medtronic:
                    Diane LeFebvre                      Dale Beumer
                    Investor Relations                  Investor Relations
                    707/541-3135                        612/514-3038

                                                        Jessica Stoltenberg
                                                        Public Relations
                                                        612/514-3333


F O R   I M M E D I A T E   R E L E A S E

              MEDTRONIC AND ARTERIAL VASCULAR ENGINEERING ANNOUNCE
                      CONVERSION RATIO FOR PROPOSED MERGER

         MINNEAPOLIS, MN, January 26, 1999 -- Medtronic, Inc. (NYSE: MDT - news), and Arterial Vascular Engineering, Inc. (AVE) (Nasdaq National Market:
AVEI - news), today announced that the conversion ratio to be used to determine the number of shares of Medtronic common stock to be issued for each outstanding share of AVE common stock in the previously announced proposed combination of Medtronic and AVE is 0.76726. The conversion ratio is based on the average closing sale price of Medtronic stock over a 15-trading-day period that ended on January 26, 1999 of $70.38.
         The proposed merger is subject to the approval of AVE's shareholders, who will vote on the merger at AVE's special meeting of shareholders to be held on January 28, 1999. If AVE's shareholders approve the proposed merger at the special meeting, Medtronic and AVE currently anticipate that the merger will be completed shortly after the special meeting. AVE shares will cease trading on the Nasdaq National Market upon completion of the merger.
         AVE designs and manufactures minimally invasive solutions for the treatment of coronary artery and peripheral vascular disease and is the global technology leader in coronary stents. Its product offering includes coronary stents, balloon catheters, guidewires and guiding catheters. Founded in 1991, AVE has approximately 4,000 employees.
         Medtronic, Inc., headquartered in Minneapolis, is the world's leading medical technology company specializing in implantable and interventional therapies. Its Internet address is www.medtronic.com.
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